Exhibit 99.5

FOR IMMEDIATE RELEASE:                           CONTACT: Andrea J. Keller
August 28, 1998                                           Frederick Brewing Co.
                                                          888-258-7434, x120


                              HEMP BEER TAKES OFF!
              Frederick Brewing Co.'s Hempen Ale(TM) Now Available
                    at Burbank-Glendale International Airport

FREDERICK, MD -- Frederick Brewing Co. (NASDAQ: BLUE) announced today that its award-winning beer, Hempen Ale(TM) -- North America's first craft beer brewed with hemp seeds -- is now available at all five bars in California's Burbank-Glendale International Airport.

"This is further affirmation that Hempen Ale(TM) and Hempen Gold(TM) are exciting new products that have just taken off!" said Frederick Brewing Co.
(FBC) President and COO Marjorie McGinnis. "We hope next to introduce both beers to Los Angeles-area chain and independent retail stores."

The hemp seeds used in Hempen Ale(TM) and Hempen Gold(TM) do not contain tetrahydrocannabinol (THC), the psychoactive ingredient in marijuana, although hemp and marijuana are botanically related. The U.S. Bureau of Alcohol, Tobacco and Firearms has approved both Hempen Ale(TM) and Hempen Gold(TM) for distribution.

In 1997, Hempen Ale(TM) was awarded a bronze medal for brewing excellence in the herb/spice category at the 16th Great American Beer Festival(TM), the nation's largest and most prestigious beer event. Hempen Ale(TM) was also an award-winner at the 1997 Hemp Industries Association conference, where it was recognized by HempWorld magazine for product innovation. Most recently, as mentioned in the June 1998 issue of Progressive Grocer magazine, Hempen Ale(TM) has been selected as one of eight American products -- representing the most distinguished products from the United States -- in the competition for the international Sial D'or food industry awards.

Founded in 1993 with the Blue Ridge brand of beers, Frederick Brewing Co. completed an initial public offering (IPO) in 1996. In March 1997, the company moved from a

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converted warehouse to a purpose-built, 57,000 square foot facility. In December
1997, FBC acquired two other microbreweries, Wild Goose Brewery, Inc. and Brimstone Brewing Co., creating the largest craft brewery in the Mid-Atlantic region. Today, Frederick Brewing Co.'s award-winning beers are sold in 33 states and the District of Columbia. FBC shares are traded under the NASDAQ symbol:
BLUE.

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